Ex - 21.1
Subsidiaries of the Registrant
Jurisdiction of
Name	Incorporation

Array Connector Corporation	Florida
Bel Components Ltd.	Hong Kong
Bel Connector Inc.	Delaware
Bel Fuse (Macao Commerical Offshore) Limited	Macao
Bel Fuse Delaware Inc.	Delaware
Bel Fuse Europe Ltd.	England and Wales
Bel Fuse Limited	Hong Kong
Bel Power (Hangzhou) Co. Ltd.	PRC
Bel Power Europe S.r.l.	Italy
Bel Power Inc.	Massachusetts
Bel Sales (Hong Kong) Ltd.	Hong Kong
Bel Stewart GmbH	Germany
Bel Stewart s.r.o.	Czech Republic
Bel Transformer Inc.	Delaware
Bel Ventures Inc.	Delaware
Cinch Connectors de Mexico, S.A. de C.V.	Mexico
Cinch Connectors Limited	England and Wales
Cinch Connectors, Inc.	Delaware
Dongguan Transpower Electric Products Co., Ltd.	PRC
Fibreco Ltd.	England and Wales
Gigacom Interconnect AB	Sweden
Shireoaks Worksop Holdings Ltd.	England and Wales
Signal Dominicana, S.R.L.	Dominican Republic
Stewart Connector Systems de Mexico, S.A. de C.V.	Mexico
TP II B.V.	Netherlands
TP III B.V.	Netherlands
Transpower Cooperatief U.A.	Netherlands
Transpower Technologies (HK) Limited	Hong Kong
TRP Connector B.V.	Netherlands
TRP Connector Limited	Macao
TRP International*	PRC
Winsonko (Guangxi Pingguo) Electron Co., Ltd.	PRC

* TRP International is a China Business Trust